CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Polaris Acquisition Corp.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 to the Registration Statement on Form S-1 of our report dated August 28, 2007, except for the first paragraph of Note 3, the second paragraph of Note 5, and Note 6, as to which the date is November 8, 2007, and the third and fourth paragraphs of Note 1, as to which the date is November 28, 2007, on the financial statements of Polaris Acquisition Corp. as of August 14, 2007 and for the period from June 18, 2007 (inception) to August 14, 2007, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

November 28, 2007